                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                            THE TIMES MIRROR COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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          pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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

LOGO TIMES MIRROR                                            TIMES MIRROR
                                                             Times Mirror Square
                                                             Los Angeles, CA 90053

                                                             MARK H. WILLES
                                                             Chairman, President and
                                                             Chief Executive Officer,
                                                             and Publisher,
                                                             Los Angeles Times

                                          March 26, 1999

Dear Times Mirror Shareholder:

     We are pleased to invite you to attend the 1999 Annual Meeting of Shareholders of The Times Mirror Company. The meeting will be held at the offices of the Los Angeles Times, Orange County Edition, at 1375 Sunflower Avenue in Costa Mesa, California on Thursday, May 6, 1999 at 10:00 a.m.

     Our agenda will include the formal items of business described in the accompanying Notice of Annual Meeting and Proxy Statement, as well as a report on the operations of Times Mirror during 1998. After the meeting, there will be an opportunity for questions. We will also be honoring our employees who have won awards for journalistic and editorial excellence and for innovative products and processes that help us grow revenues and better serve our customers.

     We encourage you to attend the meeting in person. Whether or not you plan to attend, your vote is important, regardless of the number of shares which you own. Please complete, sign and return the enclosed proxy card or follow the instructions on the proxy card to vote your shares by telephone as soon as possible so that your shares will be represented. If you do plan to attend the meeting, please check the appropriate box on the proxy card.

     We hope to see you at the Annual Meeting on May 6.

                                          Sincerely,
                                          /s/ Mark H. Willes

                                          Mark H. Willes
                                          Chairman of the Board, President and
                                          Chief Executive Officer, and
                                          Publisher, Los Angeles Times

                               LOGO  TIMES MIRROR
                            ------------------------

                  NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

                            ------------------------

                            NOTICE OF ANNUAL MEETING

     As a shareholder, you are invited to be represented in person or by proxy at the Annual Meeting of Shareholders of The Times Mirror Company to be held at the offices of the Los Angeles Times, Orange County Edition, at 1375 Sunflower Avenue in Costa Mesa, California on Thursday, May 6, 1999 at 10:00 a.m. for the following purposes:

     1. To elect five persons to Class I of the Board of Directors in accordance with Article VIII, Section 1 of the Company's Restated Certificate of Incorporation.

     2. To consider and act upon a proposal to ratify the appointment by the Board of Directors of Ernst & Young LLP as independent auditors for the Company and its subsidiaries for the year ending December 31, 1999.

     3. To transact such other business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on March 10, 1999 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

     It is important that your shares are represented at the meeting whether or not you plan to attend in person. Accordingly, you are requested to mark, sign, date and return the enclosed proxy as promptly as possible. A return envelope is provided for your convenience. Alternatively, you may vote your shares by telephone. Please see the enclosed proxy card for instructions.

                                          By Order of the Board of Directors,
                                          /s/ Stephen C. Meier
                                          Stephen C. Meier
                                          Secretary

March 26, 1999

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Proxy Statement.............................................    1
Election of Directors.......................................    2
Nominees for Directors......................................    2
Continuing Directors........................................    3
Compensation of Directors...................................    6
Committees of the Board of Directors........................    6
Appointment of Independent Auditors.........................    8
Other Matters...............................................    8
Ownership of Voting Securities..............................    9
Executive Compensation......................................   13
Option Grants Table.........................................   15
Aggregated Option Exercises in 1998 and Option Values as of
  December 31, 1998.........................................   16
Report of the Executive Compensation Subcommittee on
  Executive Compensation....................................   17
Stock Price Performance Graph...............................   19
Retirement Plans............................................   20
Certain Relationships and Related Transactions..............   21
Section 16(a) Beneficial Ownership Reporting Compliance.....   23
Revocation of Proxies.......................................   23
2000 Annual Meeting.........................................   23
General.....................................................   23

                                PROXY STATEMENT

                            ------------------------

                       ANNUAL MEETING OF SHAREHOLDERS OF
                            THE TIMES MIRROR COMPANY

                            ------------------------

                                  MAY 6, 1999

     This Proxy Statement is furnished in connection with the solicitation by the directors of The Times Mirror Company (the "Company") of proxies for use at the Annual Meeting of Shareholders to be held on Thursday, May 6, 1999 or at any adjournment or postponement of the meeting (the "1999 Annual Meeting"), as set forth in the accompanying notice. This Proxy Statement and the accompanying proxy card are first being mailed to shareholders on or about March 26, 1999. A shareholder giving a proxy may revoke it at any time before it is exercised (see Revocation of Proxies on page 23). Any proxy that is not revoked will be voted at the meeting in accordance with the shareholder's instructions. Unless otherwise directed in the accompanying proxy, the proxy holders named in the proxy will vote FOR the election of all of the nominees for director to Class I of the Board of Directors; and FOR the proposal to ratify the appointment of Ernst & Young LLP as independent auditors for the year ending December 31, 1999.

     On March 10, 1999, the record date for the determination of Company shareholders entitled to notice of and to vote at the meeting, 47,515,394 shares of Series A Common Stock and 25,176,553 shares of Series C Common Stock were outstanding. Each share of Series A Common Stock is entitled to one vote and each share of Series C Common Stock is entitled to ten votes on all matters. Shareholders have the right to elect directors by cumulative voting, with each share allocated a number of votes equal to the votes to which the share is entitled times the number of directors to be elected, which votes may be cast for one candidate or distributed among any two or more candidates.

     The five nominees for director who receive the greatest number of votes cast will be elected. An affirmative vote of a majority of the shares present and voting at the meeting is required for approval of the proposal to ratify the appointment of Ernst & Young LLP as independent auditors for the year ending December 31, 1999. Abstentions and broker non-votes are each included in the determination of the number of shares present at the meeting. Each is tabulated separately. Abstentions are counted in tabulations of the votes cast on proposals presented to shareholders, but broker non-votes are not counted for purposes of determining whether a proposal has been approved.

     The annual report of the Company for the year ended December 31, 1998 is being mailed to shareholders with this Proxy Statement.

                            THE TIMES MIRROR COMPANY
               TIMES MIRROR SQUARE, LOS ANGELES, CALIFORNIA 90053

                             ELECTION OF DIRECTORS

     One of the purposes of the 1999 Annual Meeting is the election of five persons to Class I of the Board of Directors in accordance with Article VIII,
Section 1 of the Company's Restated Certificate of Incorporation. As indicated above, shareholders have the right to elect directors by cumulative voting. Unless instructed to the contrary, the persons named in the accompanying proxy intend to vote the shares equally for the election of all of the nominees named in this Proxy Statement to Class I of the Board of Directors. However, if votes are cast for any nominee other than those named in this Proxy Statement, the proxy holders will have full authority to vote cumulatively and to allocate votes among any or all of the Company's nominees (except to the extent that authority to vote particular shares for any particular nominee is withheld) according to their sole discretion, in order to elect the maximum number of the nominees named in this Proxy Statement to Class I of the Board of Directors. Although it is not contemplated that any nominee will decline or be unable to serve, the shares will be voted by the proxy holders in their discretion for another person if such a contingency should arise. The term of each person elected as a director will continue until that director's term has expired and until his or her successor is elected and qualified.

     Donald R. Beall, Sherry L. Lansing, Dawn Gould Lepore, Robert W. Schult and Warren B. Williamson were recommended by the Nominating Committee for election at the 1999 Annual Meeting to serve until the Annual Meeting to be held in 2002 and until their respective successors are elected and qualified.

     The current term of directors in Class II will continue until the Annual Meeting in 2000 and the current term of directors in Class III will continue until the Annual Meeting in 2001 and, in each case, until their respective successors are elected and qualified. The name, age and principal business or occupation of each of the continuing directors and nominees are shown below in the brief description beside the photograph of each of the directors. The description also includes the year in which each of the directors first became a director of the Company, the committee memberships of each, and certain other information. The directors' and nominees' ownership of equity securities of the Company at March 10, 1999 is indicated in the section entitled "Ownership of Voting Securities" beginning on page 9.

                             NOMINEES FOR DIRECTORS

     Each of the persons listed below is nominated for election to Class I of the Board of Directors (to serve three-year terms ending at the Annual Meeting to be held in 2002 and until their respective successors are elected and qualified).

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES.
PHOTO
                  DONALD R. BEALL, 60, has been a director of the Company since 1990 and is a member of the Compensation Committee, Executive Compensation Subcommittee of the Compensation Committee and the Nominating Committee. He is Chairman of the Executive Committee and Retired Chairman of the Board and Chief Executive Officer of Rockwell International Corporation, a leader in industrial automation, avionics and communications systems markets. Prior to assuming his positions as Chairman of the Board and Chief Executive Officer in February 1988, Mr. Beall served as President and Chief Operating Officer of Rockwell International for ten years. Mr. Beall received a B.S. degree from San Jose State University and a M.B.A. degree from the University of Pittsburgh. He was also a director of Amoco Corporation until December 31, 1998. Currently, he is a director of Rockwell International Corporation, Procter & Gamble Company, Meritor Automotive, Inc. (a spin-off of Rockwell's automotive components business) and Conexant Systems, Inc. (a spin-off of Rockwell's semiconductor business).

PHOTO
                  SHERRY L. LANSING, 54, has been a director of the Company since December 1998 and became a member of the Compensation Committee in March 1999. She is Chairman and Chief Executive Officer of the Motion Picture Group of Paramount Pictures, a leading global entertainment company. She is responsible for overseeing all aspects of motion picture operations of Paramount Picture's Motion Picture Group. Prior to being named Chairman in 1992, Ms. Lansing headed her own independent production company. Ms. Lansing received a B.S. degree from Northwestern University.

PHOTO
                  DAWN GOULD LEPORE, 45, has been a director of the Company since December 1998 and became a member of the Finance Committee in March 1999. She is Executive Vice President and Chief Information Officer of the Charles Schwab Corporation, one of the nation's largest financial service firms. She is responsible for the Charles Schwab Corporation's worldwide use of information technology, including all telecommunications, operations and customer and business applications. Prior to assuming her position in 1993, Ms. Lepore was Senior Vice President of Information Technology for the Charles Schwab Corporation and had held other positions since joining the Company in 1983. Ms. Lepore received a B.A. degree from Smith College.

PHOTO
                  ROBERT W. SCHULT, 49, has been a director of the Company since July 1998 and became a member of the Audit and Public Responsibility Committee and the Finance Committee in July 1998. He is President and Chief Operating Officer of Nestle USA, Inc., a subsidiary of Nestle S.A., a food company. He has held those positions since July 1996. Prior to that, Mr. Schult served as President of the Nestle Food Company, an operating company of Nestle USA, for 6 years. Mr. Schult received a B.A. degree from the University of North Carolina.

PHOTO
                  WARREN B. WILLIAMSON, 70, has been a director of the Company since 1977 and is Chairman of the Finance Committee and a member of the Compensation Committee. He is Chairman of the Board of Trustees of the Chandler Trusts. (See Certain Relationships and Related Transactions beginning on page 21). In 1989, Mr. Williamson retired from Crowell, Weedon and Co., a stock brokerage firm with which he had been associated since 1970. Mr. Williamson is a graduate of Claremont Men's College. He is a director of Hollywood Park, Inc. and Chairman Emeritus of the Trustees of the Art Center College of Design.

                              CONTINUING DIRECTORS

     CLASS II (currently serving until the 2000 Annual Meeting and until their respective successors are elected and qualified):
PHOTO
                  JOHN E. BRYSON, 55, has been a director of the Company since 1991 and is a member of the Nominating Committee and the Audit and Public Responsibility Committee. He is Chairman of the Board and Chief Executive Officer of Edison International Company and its largest subsidiary, Southern California Edison Company, a public utility. He has held those positions since October 1990. Mr. Bryson holds a B.A. degree from Stanford University and a J.D. degree from Yale Law School. Mr. Bryson is also a director of The Boeing Co. and the W.M. Keck Foundation and a trustee of Stanford University.

PHOTO
                  ROGER GOODAN, 53, has been a director of the Company since December 1998 and became a member of the Finance Committee in March 1999. He is Vice President of Marketing for Schlumberger Oilfield Services North America. He has held this position since February 1998. Prior to that, Mr. Goodan has held management positions throughout Schlumberger including positions in operations, engineering and finance since 1973. Mr. Goodan holds B.A. degrees from the University of California at Berkeley and Stanford University. Mr. Goodan is also a director of the Offshore Energy Center in Houston and the Stanford University Department of Athletics. He is also a beneficiary of the Chandler Trusts. (See Certain Relationships and Related Transactions beginning on page 21.)
PHOTO
                  BRUCE CHANDLER, 62, has been a director of the Company since 1975 and is a member of the Finance Committee. He has been a private investor since 1989. From 1968 to 1989, he practiced law in the State of California. Mr. Chandler is a graduate of the University of Southern California and holds a J.D. degree from the University of San Diego School of Law. He is also a trustee of the Chandler Trusts. (See Certain Relationships and Related Transactions beginning on page 21.)

PHOTO
                  DR. ALFRED E. OSBORNE, JR., 54, has been a director of the Company since 1980 and is Chairman of the Audit and Public Responsibility Committee and a member of the Compensation Committee, the Executive Compensation Subcommittee of the Compensation Committee and the Nominating Committee. He is Director of the Harold Price Center for Entrepreneurial Studies and Associate Professor of Business Economics at the John E. Anderson Graduate School of Management at the University of California, at Los Angeles. He has been with UCLA since 1972. From August 1977 to July 1979, Dr. Osborne served as a Brookings Institution Economic Policy Fellow at the Securities and Exchange Commission. He holds a Bachelor's Degree in Electrical Engineering, a Master's Degree in Economics, a Master of Business Administration in Finance and a Doctorate in Business -- Economics, all from Stanford University. He is also a director of Greyhound Lines, Inc., Nordstrom, Inc. and United States Filter Corporation. He is a trustee of WM Group of Funds and an independent general partner of Technology Funding Venture Partners V, both of which are 1940 Investment Company Act companies.
PHOTO
                  DR. EDWARD ZAPANTA, 60, has been a director of the Company since 1988 and is Chairman of the Nominating Committee and a member of the Audit and Public Responsibility Committee, the Compensation Committee and the Executive Compensation Subcommittee of the Compensation Committee. He is a practicing physician providing neurosurgical care in the Los Angeles area. He has been in private practice since 1970. Dr. Zapanta attended UCLA, received his M.D. degree from the University of Southern California School of Medicine, and currently serves as a trustee of the University of Southern California. He is a clinical professor of surgery, department of Neurological Surgery, at the University of Southern California. Dr. Zapanta is also Senior Medical Director of HealthCare Partners Medical Group and a director of Edison International, East-West Bancorp, Inc. and the Irvine Foundation.

     CLASS III (currently serving until the 2001 Annual Meeting and until their respective successors are elected and qualified):
PHOTO
                  GWENDOLYN GARLAND BABCOCK, 63, has been a director of the Company since 1976 and is a member of the Nominating Committee. She has been a private investor for more than five years. Mrs. Babcock is a graduate of Bryn Mawr College and is a member of the Board of Overseers of The Huntington Library, Art Collections and Botanical Gardens. She is also a trustee of the Chandler Trusts. (See Certain Relationships and Related Transactions beginning on page 21.)

PHOTO
                  CLAYTON W. FRYE, JR., 68, has been a director of the Company since 1988 and is Chairman of the Compensation Committee and the Executive Compensation Subcommittee of the Compensation Committee. He is the Senior Associate of Laurance S. Rockefeller. He has served in that capacity since 1973 and is responsible for overseeing and directing Mr. Rockefeller's business, real estate and investment interests as well as managing his own business and real estate interests. Mr. Frye is a graduate of Stanford University where he received both a B.A. degree and an M.B.A. degree. He is a partner in Rockefeller and Associates Realty, a Director of several privately-held companies including King Ranch. Mr. Frye serves as a Trustee of The White House Historical Association and other not-for-profit foundations.
PHOTO
                  WILLIAM STINEHART, JR., 55, has been a director of the Company since 1991 and is a member of the Nominating Committee and the Finance Committee. He is a partner in the law firm of Gibson, Dunn & Crutcher LLP where he has practiced law since 1969. Gibson, Dunn & Crutcher LLP has provided legal services to the Company and its subsidiaries for many years and is expected to do so in the future. Mr. Stinehart holds a B.A. degree from Stanford University and a J.D. degree from UCLA Law School, and is a member of the Board of Trustees of the Harvey and Mildred Mudd Foundation. He is also a trustee of the Chandler Trusts. (See Certain Relationships and Related Transactions beginning on page 21).
PHOTO
                  MARK H. WILLES, 57, is Chairman of the Board, President and Chief Executive Officer of the Company. A director of the Company since June 1, 1995, Mr. Willes was also elected President and Chief Executive Officer of the Company at that time. He was elected Chairman of the Board effective January 1, 1996 and became Publisher of the Los Angeles Times in September 1997. Prior to joining the Company, Mr. Willes was employed by General Mills, Inc., commencing in 1980, where he held a variety of positions including Chief Financial Officer, President and Chief Operating Officer and, at the time of his departure, Vice Chairman of the Board of Directors. He was also a director of that company. Mr. Willes was President of the Federal Reserve Bank of Minneapolis from 1977 to 1980. In 1971, Mr. Willes joined the Philadelphia Reserve Bank where he held a number of positions including Director of Research and First Vice President. He was Assistant Professor of Finance and Commerce at the University of Pennsylvania from 1967 to 1971. Mr. Willes received an undergraduate degree from Columbia College and a doctorate from Columbia Graduate School of Business. He is also a director of The Black & Decker Corporation and Talbots, Inc.

                           COMPENSATION OF DIRECTORS

     The Board of Directors presently has fourteen directors, one of whom is a salaried employee of the Company. Salaried employees receive no additional compensation or benefits for their service as directors. Except as noted below, during 1998, each non-employee director received an annual retainer of 500 shares of Series A Common Stock. In addition, each of them received a cash payment equal to the value of 500 shares of such stock, based on an average of the prevailing market prices at the time. Non-employee chairpersons of committees of the Board also received an annual retainer of 60 shares of Series A Common Stock and a cash payment equal to the value of 60 shares of such stock. A director may also elect to receive the cash portion of the annual retainer or the chairperson retainer in the form of Series A Common Stock. Mr. Schult, who was elected to the Board of Directors on July 9, 1998, received for 1998 a pro-rated retainer of 270 shares of Series A Common Stock and a cash payment equal to the value of 270 shares of such stock. Mr. Goodan, Ms. Lansing and Ms. Lepore, who were elected to the Board of Directors on December 3, 1998, each received for 1998 a pro-rated retainer of 40 shares of Series A Common Stock and a cash payment equal to the value of 40 shares of such stock.

     Non-employee directors also receive annually an option grant for 5,000 shares of Series A Common Stock under the Company's 1997 Directors Stock Option Plan. These stock options are immediately exercisable at a price equal to the fair market value of the Series A Common Stock on the date of grant and have a term of ten years. Mr. Schult received for 1998 a pro-rated option grant for 2,700 shares of Series A Common Stock. Mr. Goodan, Ms. Lansing and Ms. Lepore each received for 1998 a pro-rated option grant of 400 shares of Series A Common Stock.

     Non-employee directors may elect to defer the receipt of any part of their retainer. If a director defers receipt of the cash portion and/or stock portion of the retainer, an amount valued with reference to shares of Series A Common Stock will be credited to an unfunded stock unit account. During the deferral period, this account will be credited with additional stock units equal to the value of dividends declared on the Series A Common Stock represented by stock units in the account. The aggregate value of the stock units will be distributed in shares of Series A Common Stock under The Times Mirror Non-Employee Directors Stock Plan at the end of the deferral period and over the payment period selected by the director.

     Prior to December 31, 1996, non-employee directors participated in the Company's Pension Plan for Directors, which provided for the payment after retirement from the Board of an annual benefit equal to the sum of the amount of the annual retainer at the time of retirement plus the amount of the Board and committee attendance fees paid or payable for the calendar year preceding retirement. The duration of the payment equaled the number of years of service as an outside director.

     In January 1997, the Board determined that benefit accruals under the Pension Plan for Directors would cease effective December 31, 1996, and that no future directors would be entitled to participate in the plan. Directors who retired prior to 1997 will continue to receive benefits previously earned under that pension plan and directors who were on the Board as of January 1, 1997 have received or will receive (either in a lump sum payment or in installments) an amount in lieu of benefits accrued under the pension plan as of December 31, 1996. For each director who elected to receive a future payment of such amount, the Company entered into an agreement with that director specifying the Company's obligation to accumulate amounts at 9% compounded annually and to make payments at the date and over the period specified by the director.

     For each non-employee director, the Company provides $150,000 life insurance coverage and $100,000 travel accident insurance for travel on Company business.

                      COMMITTEES OF THE BOARD OF DIRECTORS

     The standing committees of the Board are the Audit and Public Responsibility Committee, Compensation Committee, Executive Compensation Subcommittee of the Compensation Committee, Finance Committee and Nominating Committee. The functions of each of these five committees are described and the members of each are listed below.

     Each year, the Audit and Public Responsibility Committee reviews the Company's audit plan, the scope of activities of the independent auditors and of the internal auditors, the results of the audit after completion, and the fees for services performed during the year, and recommends to the Board of Directors the firm to be appointed as independent auditors. During a portion of each meeting, this Committee meets with representatives of the independent auditors without officers or employees of the Company present. The Committee also reviews and evaluates policies and practices of the Company to assure that they are consistent with high standards of responsible corporate conduct, as well as with the Company's legal and other obligations to its employees, consumers, communities and society as a whole. The members of the Audit and Public Responsibility Committee are Dr. Alfred E. Osborne, Jr. (Chairman), John E. Bryson, Robert W. Schult and Dr. Edward Zapanta, none of whom is either an officer or employee of the Company. The Audit and Public Responsibility Committee met three times in 1998.

     The Compensation Committee administers the Company's employee and management compensation and stock plans, determines the compensation of officers of the Company, authorizes and approves bonus-incentive compensation and stock programs for personnel of the Company and considers and discusses other matters relating to key executive personnel, including management succession and promotions. Clayton W. Frye, Jr. (Chairman), Donald R. Beall, Sherry L. Lansing, Dr. Alfred E. Osborne, Jr., Warren B. Williamson and Dr. Edward Zapanta, none of whom is either an officer or employee of the Company, are the members of the Compensation Committee. The Compensation Committee met two times in 1998.

     The Executive Compensation Subcommittee of the Compensation Committee determines the compensation of and approves stock and stock option grants to executive officers of the Company. Clayton W. Frye, Jr. (Chairman), Donald R. Beall, Dr. Alfred E. Osborne, Jr. and Dr. Edward Zapanta, none of whom is either an officer or employee of the Company, are the members of this Subcommittee. This Subcommittee was created in February 1998 and met two times in 1998.

     The Finance Committee reviews financial policies and performance objectives as developed by the Company's management. Warren B. Williamson (Chairman), Bruce Chandler, Roger Goodan, Dawn Gould Lepore, Robert W. Schult and William Stinehart, Jr. are the members of the Finance Committee, which met three times in 1998.

     The Nominating Committee considers and recommends to the Board nominees for possible election to the Board of Directors and considers other matters pertaining to the size and composition of the Board of Directors and its committees. The members of the Nominating Committee are Dr. Edward Zapanta (Chairman), Gwendolyn Garland Babcock, Donald R. Beall, John E. Bryson, Dr. Alfred E. Osborne, Jr. and William Stinehart, Jr. The Nominating Committee recommended the nomination of all of the nominees to Class I for election at the 1999 Annual Meeting. The Nominating Committee will give appropriate consideration to qualified persons recommended by shareholders as possible nominees, if such recommendations are accompanied by information sufficient to enable the Nominating Committee to evaluate the qualifications of the persons recommended and such persons consent to be considered. Such recommendations must be submitted in writing to the Secretary of the Company by no later than December 31 preceding the annual meeting of shareholders at which directors are to be elected. The Nominating Committee met three times in 1998.

     In 1998, there were 10 meetings of the Board of Directors. During the year, each of the incumbent directors attended at least 75% of the aggregate number of meetings of the Board and the committees on which he or she sits.

                      APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors of the Company, on the recommendation of its Audit and Public Responsibility Committee (consisting of directors who are neither officers nor employees of the Company -- see page 7), has appointed Ernst & Young LLP as independent auditors for the Company and its subsidiaries for 1999. As a matter of corporate practice, the Company is submitting the appointment of Ernst & Young LLP to shareholders for ratification. If shareholders fail to ratify the appointment, the Audit and Public Responsibility Committee will review its selection for subsequent years.

     Ernst & Young LLP has served as independent auditors for the Company since 1936. One or more members of the firm will attend the 1999 Annual Meeting. Ernst & Young LLP has indicated that it does not presently intend to make a statement at the 1999 Annual Meeting, but a member of the firm will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS.

                                 OTHER MATTERS

     Management does not know of any matter to be acted upon at the 1999 Annual Meeting other than the matters described above. If any other matter properly comes before the 1999 Annual Meeting, however, the proxy holders will vote on those matters in accordance with their best judgment.

                         OWNERSHIP OF VOTING SECURITIES

BENEFICIAL OWNERSHIP OF CERTAIN SHAREHOLDERS

     The following table sets forth the ownership of the outstanding shares of the voting securities of the Company as of March 10, 1999 (except as otherwise noted), held by persons known to the Company to beneficially own more than 5% of the outstanding shares of a class of voting securities of the Company and by certain employee benefit plan trusts maintained by the Company for various qualified retirement plans for employees of the Company and its subsidiaries. Unless otherwise indicated, beneficial ownership numbers represent shares over which the beneficial owner has sole voting and dispositive power.

                                                     SERIES A     PERCENT     SERIES C     PERCENT
                                                      COMMON        OF         COMMON        OF
       NAME AND ADDRESS OF BENEFICIAL OWNER            STOCK     SERIES(1)     STOCK      SERIES(1)
       ------------------------------------          ---------   ---------   ----------   ---------
The Trustees of the Chandler Trusts(2).............  9,305,624     19.58%    20,757,246     82.45%
  350 West Colorado Boulevard
  Suite 230
  Pasadena, CA 91105
The Times Mirror Employee Stock Ownership
  Trust(3).........................................  3,102,933      6.53%     1,484,810      5.90%
  Times Mirror Square
  Los Angeles, CA 90053
Times Mirror Savings Plus Plan Trust(4)............  2,190,302      4.61%       159,472       .63%
  Times Mirror Square
  Los Angeles, CA 90053
Putnam Investments, Inc.(5)........................  5,812,530     12.23%            --        --
  Marsh & McLennan Companies, Inc.
  Putnam Investment Management, Inc.
  The Putnam Advisory Company, Inc.
  One Post Office Square
  Boston, MA 02109
FMR Corp.(6).......................................  5,331,741     11.22%            --        --
  82 Devonshire Street
  Boston, MA 02109

---------------
(1) The percentages are based on the number of shares outstanding of each class of voting securities as of March 10, 1999, as reflected in the records of the Company. Shares of Series C Common Stock automatically convert into shares of Series A Common Stock upon being transferred, other than transfers to certain permitted transferees as specified in the Company's Restated Certificate of Incorporation.

(2) On March 10, 1999, the Chandler Trusts owned in the aggregate 9,305,624 shares of Series A Common Stock and 20,757,246 shares of Series C Common Stock. In addition to her interests in shares held by the Chandler Trusts, Gwendolyn Garland Babcock holds 18,272 shares of Series A Common Stock (over all of which Mrs. Babcock has sole voting and dispositive power), including 15,000 shares of Series A Common Stock which she may acquire upon the exercise of outstanding stock options and 2,029 stock units deferred under The Times Mirror Non-Employee Directors Stock Plan. Her husband holds 900 shares of Series A Common Stock and 448 shares of Series C Common Stock, and Mrs. Babcock, together with her husband, holds as co-trustee 3,229 shares of Series A Common Stock and 12,212 shares of Series C Common Stock, of which she disclaims beneficial ownership. In addition to Mrs. Babcock, four other trustees of the Chandler Trusts own Series A Common Stock individually or as trustee as follows: 113,801 shares by Camilla Chandler Frost (over all of which Mrs. Frost has sole voting and dispositive power); 16,748 shares by Bruce Chandler (over all of which Mr. Chandler has sole voting and dispositive power), including 15,000 shares of Series A Common Stock which he may acquire upon the exercise of outstanding stock options; 18,787 shares by William Stinehart, Jr. (of which he has sole voting and dispositive power over 18,044 shares), including 15,000 shares of Series A Common Stock which he may acquire upon the exercise of outstanding stock options, 3,044 stock units deferred under The Times Mirror Non-Employee Directors Stock Plan and 743 shares held as co-trustee, of which he disclaims beneficial ownership; and 18,692 shares by Warren B. Williamson (over all of which Mr. Williamson has sole voting and dispositive power), including 15,000 shares of Series A Common Stock which he may acquire upon the exercise of outstanding stock options and 3,409 stock units deferred under The Times Mirror Non-Employee Directors Stock Plan. On March 10, 1999, the individuals who act as trustees of the Chandler Trusts (see Certain Relationships and Related Transactions beginning on page 21) beneficially owned, directly or indirectly, in their capacities as individuals and as trustees of the Chandler and other trusts an aggregate of 9,496,053 shares of Series A Common Stock and 20,769,906 shares of Series C Common Stock constituting 19.99% of the shares of Series A Common Stock and 82.50% of the shares of Series C Common Stock outstanding on that date, representing 72.57% of the total voting interests of all outstanding shares of Series A and Series C Common Stock. Unless otherwise indicated, all beneficial ownership figures reported in this footnote represent shares over which the beneficial owner shares voting and dispositive power with others.

(3) Based on holdings as of February 8, 1999. Shares of Times Mirror stock allocated to participants' accounts in The Times Mirror Employee Stock Ownership Plan ("ESOP") are voted by the participants themselves on matters presented at meetings of shareholders. Shares with respect to which no participant directions are received will be voted by Fidelity Management Trust Company, as the trustee of the ESOP. Fidelity Management Trust Company replaced The Northern Trust Company as trustee of the ESOP on April 1, 1998. The Plan Administration Committee, which is appointed by the Board of Directors of the Company, also has authority and responsibility for the disposition of the investment of the assets held in the ESOP, including the stock. This Committee consists of four officers of the Company, three of whom are Mark H. Willes, Thomas Unterman and Donald F. Wright.

(4) Based on holdings as of February 8, 1999. Shares of Times Mirror stock held in the Times Mirror Savings Plus Plan accounts or allocated to participants' Payroll-Based Stock Ownership Plan ("PAYSOP") accounts are voted by the participants themselves on matters presented at meetings of shareholders. Shares allocated to the Times Mirror Savings Plus Plan accounts with respect to which no participant directions are received will remain unvoted. Shares allocated to the PAYSOP accounts with respect to which no participant directions are received will be voted by Fidelity Management Trust Company, as trustee of the Times Mirror Savings Plus Plan.

(5) This information is based solely on a Schedule 13G filed with the Securities and Exchange Commission (the "SEC") on February 12, 1999 by Putnam Investments, Inc. ("PI"). PI, a wholly owned subsidiary of Marsh & McLennan Companies, Inc., wholly owns Putnam Investment Management, Inc. ("PIM"), which is the investment adviser to the Putnam family of mutual funds, and The Putnam Advisory Company, Inc. ("TPAC"), which is the investment adviser to Putnam's institutional clients. PIM and TPAC both have dispositive power over the shares as investment managers, but each of the mutual fund's trustees have voting power over the shares held by each fund, and TPAC has shared voting power over the shares held by the institutional clients.

(6) This information is based solely on a Schedule 13G dated February 1, 1999 filed with the SEC by FMR Corp. as a parent holding company on behalf of certain shareholders of FMR Corp. and its investment advisory subsidiary Fidelity Management & Research Company ("FMRC"). FMRC is the beneficial owner of 2,996,617 shares of Series A Common Stock as a result of acting as investment advisor to various registered investment companies. Edward C. Johnson 3d, Chairman of FMR Corp., FMR Corp., through its control of FMRC, and the investment companies, each has sole power to dispose of the 2,996,617 shares owned by the investment companies. Neither Mr. Johnson nor FMR Corp. has the sole power to vote the 2,996,617 shares owned by the investment companies, which power resides in the board of trustees of the investment companies. Fidelity Management Trust Company ("FMTC"), a subsidiary of FMR Corp., is the beneficial owner of 2,334,824 shares of Series A Common Stock as a result of it serving as investment manager of institutional accounts. Mr. Johnson and FMR Corp., through its control of FMTC, each has sole dispositive power over 2,334,824 shares, sole power to vote 2,324,324 shares and no power to vote 10,500 shares owned by institutional accounts. Fidelity International Limited ("FIL"), a company partially owned indirectly by certain shareholders of FMR Corp., is the beneficial owner of 300 shares of Series A Common Stock. FIL has sole power to dispose of and to vote the 300 shares. See also Notes (3) and (4) above.

BENEFICIAL OWNERSHIP OF MANAGEMENT

     The following table shows the beneficial ownership as of March 10, 1999 (except as otherwise noted) of the Company's common and preferred stock, including shares as to which a right to acquire ownership exists within the meaning of Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, of each director, each nominee, each executive officer listed in the Summary Compensation Table on page 13, and a group of such persons and other executive officers. For this purpose, the rules of the Securities and Exchange Commission require that every person who has or shares the power to vote or dispose of shares of stock be reported as a "beneficial owner" of all shares as to which such power exists. As a consequence, many persons may be deemed to be the "beneficial owners" of the same securities and for this reason all shares of Series A Common Stock, Series C Common Stock, Series C-1 Preferred Stock and Series C-2 Preferred Stock held by the trustees of the Chandler Trusts (see Note
(2) beginning on page 9) are included in the shares reported in the table below as "beneficially owned" by each director who is also a trustee of the Chandler Trusts. None of the persons listed below beneficially owns any shares of the Company's Cumulative Redeemable Preferred Stock, Series A. Unless otherwise indicated, beneficial ownership numbers represent shares over which the beneficial owner has sole voting and dispositive power.

                  TABLE OF BENEFICIAL OWNERSHIP OF MANAGEMENT

                                     SERIES A                            SERIES C                 SERIES C-1
                                   COMMON STOCK                        COMMON STOCK             PREFERRED STOCK
                       -------------------------------------   ----------------------------   -------------------
                                                     PERCENT                        PERCENT               PERCENT
                                                       OF                             OF                    OF
        NAME               TOTAL(1)(2)               SERIES       TOTAL(1)          SERIES      TOTAL     SERIES
        ----           --------------------          -------   ---------------      -------   ---------   -------
Gwendolyn Garland
  Babcock............             9,328,025(3)(4)(5)  19.63%        20,769,906(4)(5)  82.50%    380,972(4)     100%
Donald R. Beall......                19,287(3)(5)         *                 --          --           --        --
John E. Bryson.......                21,432(3)            *                 --          --           --        --
Bruce Chandler.......             9,322,372(4)        19.62%        20,757,246(4)    82.45%     380,972(4)     100%
Kathryn M. Downing...                89,429(6)            *                 --          --           --        --
Clayton W. Frye,
  Jr. ...............                22,893               *                190           *           --        --
Roger Goodan.........                 7,090(5)            *                 --          --           --        --
Mary E. Junck........                43,879(6)            *                 --          --           --        --
Sherry L. Lansing....                 5,940               *                 --          --           --        --
Dawn Gould Lepore....                 6,483(3)            *                 --          --           --        --
Dr. Alfred E.
  Osborne, Jr. ......                19,611(3)            *                385           *           --        --
Robert W. Schult.....                 8,470               *                 --          --           --        --
William Stinehart,
  Jr. ...............             9,324,411(3)(4)(5)  19.62%        20,757,246(4)    82.45%     380,972(4)     100%
Thomas Unterman......               138,504(6)            *                 --          --           --        --
Mark H. Willes.......               490,715(6)         1.03%                --          --           --        --
Warren B.
  Williamson.........             9,324,316(3)(4)     19.62%        20,757,246(4)    82.45%     380,972(4)     100%
Donald F. Wright.....                69,365(5)(6)         *              4,932           *           --        --
Dr. Edward Zapanta...                15,252(3)(7)         *                 --          --           --        --
All directors and
  executive officers
  as a group (24
  persons, including
  those named
  above).............            10,652,588           22.42%        20,787,621       82.57%     380,972(4)     100%

                            SERIES C-2
                         PREFERRED STOCK
                       --------------------
                                    PERCENT
                                      OF
        NAME             TOTAL      SERIES
        ----           ----------   -------
Gwendolyn Garland
  Babcock............     245,100(4)   100%
Donald R. Beall......          --      --
John E. Bryson.......          --      --
Bruce Chandler.......     245,100(4)   100%
Kathryn M. Downing...          --      --
Clayton W. Frye,
  Jr. ...............          --      --
Roger Goodan.........          --      --
Mary E. Junck........          --      --
Sherry L. Lansing....          --      --
Dawn Gould Lepore....          --      --
Dr. Alfred E.
  Osborne, Jr. ......          --      --
Robert W. Schult.....          --      --
William Stinehart,
  Jr. ...............     245,100(4)   100%
Thomas Unterman......          --      --
Mark H. Willes.......          --      --
Warren B.
  Williamson.........     245,100(4)   100%
Donald F. Wright.....          --      --
Dr. Edward Zapanta...          --      --
All directors and
  executive officers
  as a group (24
  persons, including
  those named
  above).............     245,100(4)   100%

---------------

 *  Less than 1%

(1) Includes shares held under the Company's Savings Plus Plan (including the PAYSOP) and Employee Stock Ownership Plan and allocated to the accounts of the executive officers as of February 8, 1999. Also includes shares held in the Company's Dividend Reinvestment Plan as of December 31, 1998. Shares of Series C Common Stock automatically convert into shares of Series A Common Stock upon being transferred, other than transfers to certain permitted transferees as specified in the Company's Restated Certificate of Incorporation.

(2) Includes shares which may be acquired upon the exercise of outstanding stock options and that are currently exercisable within 60 days of March 10, 1999 as follows: 15,000 by Mrs. Babcock; 15,000 by Mr. Beall; 18,653 by Mr. Bryson; 15,000 by Mr. Chandler; 73,450 by Ms. Downing; 15,000 by Mr. Frye; 5,400 by Mr. Goodan; 31,250 by Ms. Junck; 5,400 by Ms. Lansing; 5,400 by Ms. Lepore; 15,000 by Dr. Osborne; 7,700 by Mr. Schult; 15,000 by Mr. Stinehart; 116,390 by Mr. Unterman; 393,150 by Mr. Willes; 15,000 by Mr. Williamson; 44,900 by Mr. Wright; and 10,000 by Dr. Zapanta.

(3) Includes shares deferred under The Times Mirror Company Non-Employee Directors Stock Plan.

(4) Includes shares held in the Chandler Trusts. See Note (2) beginning on page 9 and Certain Relationships and Related Transactions beginning on page 21.

(5) Includes shares held in trust, or other capacities, as to which beneficial ownership is disclaimed. Mr. Beall shares voting and dispositive power with respect to 1,243 shares and Mr. Wright shares voting and dispositive power with respect to 400 shares. Includes 150 shares owned by Mr. Goodan's daughter, who lives in his household. See Note (2) beginning on page 9 for voting and dispositive power of other persons indicated.

(6) Includes shares of restricted stock, including shares granted under the matching restricted stock program of The Times Mirror Company 1996 Management Incentive Plan.

(7) Includes shares held in an Individual Retirement Account.

                             EXECUTIVE COMPENSATION

     The following table sets forth information with respect to compensation of the chief executive officer of the Company and each of the four most highly compensated executive officers of the Company (other than the chief executive officer) serving in such capacity at December 31, 1998. This table includes information for each individual for services in all capacities to the Company for the fiscal years ended December 31, 1998, 1997 and 1996, unless otherwise noted.

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM COMPENSATION
                                                                                 ---------------------------------
                                                                                         AWARDS            PAYOUTS
                                                                                 -----------------------   -------
                                                   ANNUAL COMPENSATION                        SECURITIES
                                           -----------------------------------   RESTRICTED   UNDERLYING
                                                                 OTHER ANNUAL      STOCK        STOCK       LTIP      ALL OTHER
                                           SALARY      BONUS     COMPENSATION      AWARDS      OPTIONS     PAYOUTS   COMPENSATION
   NAME AND PRINCIPAL POSITION      YEAR     ($)      ($)(1)        ($)(2)         ($)(3)       (#)(4)     ($)(5)       ($)(6)
   ---------------------------      ----   -------   ---------   -------------   ----------   ----------   -------   ------------
Mark H. Willes....................  1998   900,000   2,025,000      37,642        508,002      200,000          --       9,015
  Chairman of the Board, President  1997   905,770   1,968,750       9,700        494,606      200,000          --      69,972
  and Chief Executive Officer,      1996   798,076   1,350,000       2,900        338,859      180,200     745,084     104,623
  and Publisher, Los Angeles Times
Thomas Unterman...................  1998   549,999   1,562,500      12,226        141,142       65,000          --      11,124
  Executive Vice President and      1997   517,308     506,250       3,621        127,179       65,000          --       7,084
  Chief Financial Officer           1996   450,000     405,000       1,740        101,672       50,700     378,751       6,609
Kathryn M. Downing................  1998   448,923     712,501       7,076        112,914       40,000          --     143,471
  Executive Vice President,         1997   389,808     325,277       1,536         81,754       30,000          --       6,694
  and President and Chief           1996   325,000     199,875         372        177,516       39,600          --       4,521
  Executive Officer,
  Los Angeles Times
Mary E. Junck (7).................  1998   458,654     397,500          --         99,759       40,000          --       7,406
  Executive Vice President,         1997   369,807     358,064       9,000         89,976       30,000          --       6,694
  and President, Eastern            1996   330,000     315,000       9,000        206,390       57,100     266,988       6,044
  Newspapers
Donald F. Wright (7)..............  1998   500,000     272,500      18,544         68,406       40,000          --       7,143
  Executive Vice President          1997   452,116     407,157      11,304        102,338       40,000          --       6,995
                                    1996   404,999     360,000       7,043         90,375       42,800     416,005      46,871

---------------
(1) An officer may elect to take his or her bonus award in the form of cash or deferred cash. An officer may also elect to take 25% of such bonus award in shares of Series A Common Stock. The amounts shown in this column for 1998 include special bonus payments of $1,000,000 for Mr. Unterman and $450,000 for Ms. Downing in recognition of the successful completion of the divestitures of Matthew Bender & Company, Incorporated, Shepard's and Mosby, Inc. The amounts include bonuses earned in the indicated year and paid in the subsequent year and exclude bonuses paid in the indicated year but earned in the preceding year.

(2) Represents amounts paid in cash as allowances for certain perquisites or to reimburse the named officers for the tax impact of certain perquisites. Also represents amounts credited on deferred compensation at above-market interest rates. None of the named executive officers received perquisites or other personal benefits in an amount sufficient to require inclusion in this column.

(3) Restricted stock grants relate to the Company's Series A Common Stock. Dollar amounts shown in this column equal the number of shares of restricted stock awarded multiplied by the closing market price of the Company's Series A Common Stock on the grant date, net of any consideration paid. The restricted shares granted for special restricted stock awards vest 25% commencing on the second anniversary of the date of award and 25% on each successive anniversary of the award date. Special promotional grants of 3,500 shares in 1996 to Ms. Junck and to Ms. Downing were special restricted stock awards. Under the Company's matching bonus restricted stock program under The Times Mirror Company 1996 Management Incentive Plan, certain officers of the Company can elect to place shares of Series A Common Stock on deposit with the Company in an amount equal to 25% of their bonus, which the Company then matches with the same number of restricted shares. The restricted shares granted on January 30, 1997 for 1996 compensation, February 5, 1998 for 1997 compensation and on February 4, 1999 for 1998 compensation under the matching restricted stock program will vest 100% after four years, provided that the officer does not terminate employment with the Company prior to that time or withdraw the shares deposited with the Company for the match. An amount equal to regular dividends is paid on restricted shares. As of December 31, 1998, the number and value of restricted stock award holdings, which do not include the restricted shares granted on February 4, 1999 for 1998 compensation, were as follows: 33,211 ($1,859,816) for Mr. Willes, 16,850 ($943,600) for Mr. Unterman, 8,348 ($467,488) for Ms. Downing, 5,855
    ($327,880) for Ms. Junck and 3,683 ($206,248) for Mr. Wright.

(4) Options reported in the Summary Compensation Table above for the year 1996 were granted on December 7, 1995, but related to compensation for 1996 and are therefore reported as 1996 compensation. This reporting approach has been taken to tie the grants to the compensation period to which they relate rather than to the date of the Board or committee meeting at which the grants were made. Options for Ms. Junck and Ms. Downing for 1996 also include special promotional grants of 25,000 stock options. Options reported for Mr. Unterman for 1997 and 1998 also include a special performance award of 15,000 stock options.

(5) In 1996, deferred cash incentive awards which had previously been granted under the Company's 1992 Key Employee Long-Term Incentive Plan were canceled, and shares of the Company's Series A Common Stock with certain restrictions on transfer were granted in the place of such awards. Amounts reported for 1996 include the value of the shares and an amount equal to dividends paid during the first quarter of 1996 on such shares.

(6) The amounts shown in this column for 1998 consist of the following: (i) Mr. Willes, $4,215 of term life insurance premiums paid and $4,800 for matching Company contributions under the Times Mirror Savings Plus Plan (the "Savings Plan"); (ii) Mr. Unterman, $2,574 of term life insurance premiums paid, $4,800 for matching Company contributions under the Savings Plan and $3,750 as a special payment; (iii) Ms. Downing, $50,000 housing differential payment (see pages 22 and 23), $86,565 for relocation assistance, $2,106 of term life insurance premiums paid and $4,800 for matching Company contributions under the Savings Plan; (iv) Ms. Junck, $2,106 of term life insurance premiums paid, $4,800 for matching Company contributions under the Savings Plan and $500 as a special payment; and (v) Mr. Wright, $2,343 of term life insurance premiums paid and $4,800 for matching Company contributions under the Savings Plan. The amounts shown in this column for 1997 consist of the following: (i) Mr. Willes, $62,102 for relocation assistance (see page 22), $3,120 of term life insurance premiums paid and $4,750 for matching Company contributions under the Savings Plan; (ii) Mr. Unterman, $2,334 of term life insurance premiums paid and $4,750 for matching Company contributions under the Savings Plan; (iii) Ms. Downing, $1,944 for term life insurance premiums paid and $4,750 for matching Company contributions under the Savings Plan; (iv) Ms. Junck, $1,944 for term life insurance premiums paid and $4,750 for matching Company contributions under the Savings Plan; and (v) Mr. Wright, $2,245 of term life insurance premiums paid and $4,750 for matching Company contributions under the Savings Plan. The amounts shown in this column for 1996 consist of the following: (i) Mr. Willes, $97,003 for relocation assistance (see page 22), $3,120 of term life insurance premiums paid and $4,500 for matching Company contributions under the Savings Plan; (ii) Mr. Unterman, $2,109 of term life insurance premiums paid and $4,500 for matching Company contributions under the Savings Plan;
    (iii) Ms. Downing, $1,521 for term life insurance premiums paid and $3,000 for matching Company contributions under the Savings Plan; (iv) Ms. Junck, $1,544 for term life insurance premiums paid and $4,500 for matching Company contributions under the Savings Plan; and (v) Mr. Wright, $40,474 for a payout for accrued vacation, $1,897 for term life insurance premiums paid and $4,500 for matching Company contributions under the Savings Plan.

(7) Mr. Wright resigned from his positions with the Company effective as of February 5, 1999 and Ms. Junck is resigning from her positions with the Company in April 1999.

                              OPTION GRANTS TABLE

     The following table sets forth all grants of stock options with respect to shares of Series A Common Stock for 1998 to the named executive officers of the Company under the Company's 1996 Management Incentive Plan.

                       OPTION GRANTS FOR FISCAL YEAR 1998

                                          INDIVIDUAL GRANTS
------------------------------------------------------------------------------------------------------
                                     NUMBER OF        % OF
                                     SECURITIES      TOTAL
                                     UNDERLYING     OPTIONS      EXERCISE
                                      OPTIONS      GRANTED TO    OR BASE                   GRANT DATE
                                      GRANTED      EMPLOYEES      PRICE      EXPIRATION      PRESENT
               NAME                    (#)(1)       FOR 1998      ($/SH)        DATE       VALUE($)(2)
               ----                  ----------    ----------    --------    ----------    -----------
Mark H. Willes.....................   200,000         4.4%       $58.0312     2/5/2008      2,554,000
Thomas Unterman....................    65,000         1.4%       $58.0312     2/5/2008        830,050
Kathryn M. Downing.................    40,000         0.9%       $58.0312     2/5/2008        510,800
Mary E. Junck......................    40,000         0.9%       $58.0312     2/5/2008        510,800
Donald F. Wright...................    40,000         0.9%       $58.0312     2/5/2008        510,800

---------------
(1) These options were granted at fair market value on February 5, 1998 and related to compensation for 1998. These options were granted under the Company's 1996 Management Incentive Plan ("MIP"), have a ten-year term and may be initially exercised as to 25% of the underlying shares on the first anniversary of the grant date, an additional 25% becoming exercisable on each successive anniversary date, with full vesting on the fourth anniversary date. The 1998 stock option grant to Mr. Wright provided that the non-vested options under that grant will fully vest upon his retirement from the Company. Upon a change in control as described under the MIP, any previously unexercisable portion of the options becomes exercisable.

(2) Present value determinations were made using the Black-Scholes option pricing model. There is no assurance that any value realized by optionees will be at or near the value estimated by that model. The ultimate values of the options will depend on the future market price of the Series A Common Stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend upon the excess, if any, of the market value of the Series A Common Stock on the date the option is exercised over the exercise price of the option. The model assumes (a) volatility of 0.20 derived by averaging the weekly historical volatility of the Company over the 52 week period prior to February 5, 1998 (the "Measurement Period"); (b) a risk-free rate of return based on the rate (5.50%) available on the grant date on zero-coupon U.S. Government issues with a remaining term equal to the expected life of the options (5 years); and (c) a dividend yield of 2.33% derived by taking the Company's target payout ratio divided by the Company's static price to earnings ratio. The Black-Scholes ratio was applied to the average of the closing prices for the most recent 20 trading days ending February 5, 1998.

                    AGGREGATED OPTION EXERCISES IN 1998 AND
                     OPTION VALUES AS OF DECEMBER 31, 1998

     The following table sets forth certain information with respect to exercises by the named executive officers of stock options with respect to shares of Series A Common Stock during 1998, the number of securities underlying unexercised options held by the named executive officers at December 31, 1998 and the value of unexercised in-the-money options as of December 31, 1998.

                                                              NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                             UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                                  OPTIONS AS OF                 OPTIONS AS OF
                                                              DECEMBER 31, 1998(#)         DECEMBER 31, 1998($)(1)
                           SHARES ACQUIRED      VALUE      ---------------------------   ---------------------------
          NAME             ON EXERCISE(#)    REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
          ----             ---------------   -----------   -----------   -------------   -----------   -------------
Mark H. Willes...........          --                --      293,150        395,050       7,536,175      2,387,975
Thomas Unterman..........      62,532         2,543,932       83,890        126,425       2,110,287        732,834
Kathryn M. Downing.......          --                --       49,700         84,900         979,103        633,972
Mary E. Junck............      34,912         1,171,901        7,500         83,025          69,844        568,113
Donald F. Wright.........          --                --      168,627         80,700       5,452,922        514,775

---------------
(1) Represents the difference between the closing price of the Company's Series A Common Stock on December 31, 1998 ($56.00) and the option price on the date of grant.

     The following material is not deemed to be part of a document filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, and is not to be deemed to be incorporated by reference in any documents filed under the Securities Act of 1933, as amended, without the express consent of the persons named below.

               REPORT OF THE EXECUTIVE COMPENSATION SUBCOMMITTEE
                           ON EXECUTIVE COMPENSATION

  Committee Charter

     Prior to 1998, the Board of Directors of The Times Mirror Company (the "Company") delegated to the Compensation Committee (the "Committee") the authority to review, consider and determine the compensation of the Company's executive officers. In February 1998, the Compensation Committee delegated to the Executive Compensation Subcommittee of the Compensation Committee (the "Subcommittee") the authority to review, consider and determine the compensation of the Company's executive officers. The names of the Subcommittee's members appear below. None of the members of the Subcommittee is employed by the Company and none is employed by companies whose boards of directors include an officer of the Company.

  Compensation Policies

     Consistent with the policies followed by the Committee in the past, the Subcommittee's policies are designed to assist the Company in attracting, retaining and motivating qualified executives by providing competitive levels of compensation that directly align shareholders' and executives' financial interests, reward achievement of the Company's annual and long-term performance goals, and recognize individual initiative and achievements. As a result of extensive consideration in 1995 of the Company's compensation policies, the Committee implemented a performance-based compensation program involving annual bonus incentive awards contingent on satisfaction of pre-established performance goals selected by the Committee under the 1996 Management Incentive Plan ("Incentive Plan"), approved by shareholders in 1996, and on individual performance and stock-based arrangements. The Incentive Plan implements the Committee's approach of providing total compensation which is leveraged based upon individual, corporate and business unit performance.

     The specific objectives of the executive compensation program are to (a) link directly shareholder and executive interests; (b) balance rewards for achieving short-term and long-term performance objectives (financial and strategic); (c) ensure that total compensation costs vary in direct correlation with the Company's financial results; and (d) encourage executives to acquire and retain Company stock. In December 1995, the Committee adopted stock ownership guidelines for the Company's senior key executives to further align their interests with those of shareholders. The guidelines suggest minimum stock ownership thresholds, excluding unexercised stock options, for executives depending on their positions, and range from a minimum of at least one year's base salary for vice presidents of the Company and chief executive officers and selected key executives of the Company's various business units to four years' base salary for the Chairman, President and Chief Executive Officer of the Company. The Company expects that executives will reach full compliance with these guidelines over several years, and many executives have already done so.

     For 1998, executives' total compensation packages typically consisted of salary, an annual bonus incentive award and stock option grants. The allocation of types of compensation varied depending on level, position and function, with more senior executives having a greater portion of their compensation packages tied to performance achievements. Based on a regular review of survey data of other companies of comparable size, complexity and industry focus provided by independent, nationally recognized compensation consulting firms, the Subcommittee generally sets executives' base salaries at or near median levels, executives' bonus incentive targets slightly above the median and stock option grants at levels consistent with the prior year's grant. The compensation survey data reviewed by the Subcommittee includes information on pay levels for companies within the media/communications industry against which the Company may compete in whole or in part for business or talent.

     The amount of annual bonus incentive awards for 1998 was determined by reference to pre-established financial performance goals, notably the Company's actual 1998 financial results which exceeded the 1998 targets for return on capital, net income and earnings per share. In addition to weighing financial performance, the Subcommittee considered favorably the strategic actions taken in 1998 including the successful divestiture of Matthew Bender & Company, Incorporated and Mosby, Inc.

  Compensation of Mark H. Willes, the Chief Executive Officer

     Mr. Willes' compensation, and that of other Company executives, was determined on a leveraged basis that was heavily weighted toward performance to align executives' interests with those of the shareholders. The Subcommittee's consideration in setting the 1998 compensation of Mr. Willes was strongly influenced by the improvement in return on capital and earnings per share experienced by the Company during 1997 and by the Company's achievement of certain strategic initiatives during 1997. In 1998, the Subcommittee set Mr. Willes' base compensation for 1998 at $900,000. In February 1999, the Subcommittee awarded Mr. Willes a bonus of $2,025,000 with respect to 1998 performance. In 1998, the Subcommittee granted him options on 200,000 shares of Series A Common Stock with an exercise price of $58.0312 (the stock's market price on the date of grant) as part of his compensation for 1998. In taking such actions, the Subcommittee also considered Mr. Willes' success in the continued revitalization of the Company and in incenting its executives to achieve significant internal growth. In addition, the Subcommittee amended Willes' retirement arrangement to base his retirement benefit more fully on his compensation with Times Mirror.

  Company Policy Regarding Section 162(m) of the Internal Revenue Code

     Under the 1993 Omnibus Budget Reconciliation Act ("OBRA"), income tax deductions for compensation paid by publicly-traded companies may be limited to the extent total compensation (including base salary, annual bonus, restricted stock vesting, stock option exercises and non-qualified benefits) for certain executive officers exceeds $1,000,000 in any one year. Under OBRA, the deduction limit does not apply to payments which qualify as "performance-based." To qualify as "performance-based," compensation payments must be made from a plan that is administered by a committee of outside directors. In addition, the material terms of the plan must be disclosed to and approved by shareholders, and the committee must certify that the performance goals were achieved before payments can be awarded.

     The Subcommittee intends generally to design the Company's compensation programs to conform with the OBRA legislation and related regulations so that total non-qualifying compensation paid to any employee will not exceed $1,000,000 in any one year, except for compensation payments in excess of $1,000,000 which qualify as "performance-based." The Incentive Plan is designed so that option grants and all or a portion of restricted stock grants and annual incentive bonuses paid under the Incentive Plan may be qualified as "performance-based." However, in limited circumstances, certain compensation paid by the Company may not be, and in 1998 was not, deductible.

Clayton W. Frye, Jr.,              Dr. Alfred E. Osborne, Jr.
  Chairman
Donald R. Beall                    Dr. Edward Zapanta

                         STOCK PRICE PERFORMANCE GRAPH

     The stock price performance graph depicted below shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     The graph below compares the cumulative total return of Times Mirror, the S&P 500 Stock Index and the following group of peer companies (the "Peer Group"): A. H. Belo Corporation, Dow Jones & Company, Inc., The E. W. Scripps Company, Gannett Co., Inc., Knight-Ridder, Inc., McClatchy Newspapers, Inc., The McGraw-Hill Companies, Inc., Media General, Inc., Meredith Corporation, The New York Times Company, Tribune Company and The Washington Post Company.

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN(1)
              OF TIMES MIRROR, S&P 500 STOCK INDEX AND PEER GROUP

                                                    TIMES MIRROR (2)           S&P 500 STOCK INDEX           PEER GROUP (3)
                                                    ----------------           -------------------           --------------
'1993'                                                     100                         100                         100
'1994'                                                      97                         101                          95
'1995'                                                     156                         139                         119
'1996'                                                     231                         171                         143
'1997'                                                     289                         229                         225
'1998'                                                     266                         294                         244

---------------
(1) Assumes $100 invested on December 31, 1993 in the common stock of Times Mirror, the S&P 500 Stock Index and the common stock of the Peer Group. Total shareholder return assumes full reinvestment of dividends and other distributions.

(2) The above graph reflects distributions received in connection with the divestiture of the Company's cable operations as a dividend in 1995. Such dividend is assumed to have been reinvested in the Company's common stock as of the date of such divestiture.

(3) Peer Group data is weighted by market capitalization as of the beginning of each year.

                                RETIREMENT PLANS

     The following table illustrates the maximum annual benefits payable as a single life annuity under the basic benefit formula in the Pension Plan (see below) to an officer or employee retiring at age 65 with the specified combination of final average salary and years of credited service.

                               PENSION PLAN TABLE

                                   YEARS OF CREDITED SERVICE AT RETIREMENT
                           --------------------------------------------------------
  FINAL AVERAGE SALARY        5          10         15          20           25
  --------------------     --------   --------   --------   ----------   ----------
$  300,000...............  $ 26,250   $ 52,500   $ 78,750   $  105,000   $  131,250
   400,000...............    35,000     70,000    105,000      140,000      175,000
   500,000...............    43,750     87,500    131,250      175,000      218,750
   600,000...............    52,500    105,000    157,500      210,000      262,500
   700,000...............    61,250    122,500    183,750      245,000      306,250
   800,000...............    70,000    140,000    210,000      280,000      350,000
   900,000...............    78,750    157,500    236,250      315,000      393,750
 1,000,000...............    87,500    175,000    262,500      350,000      437,500
 1,250,000...............   109,375    218,750    328,125      437,500      546,875
 1,500,000...............   131,250    262,500    393,750      525,000      656,250
 1,750,000...............   153,125    306,250    459,375      612,500      765,625
 2,000,000...............   175,000    350,000    525,000      700,000      875,000
 2,250,000...............   196,875    393,750    590,625      787,500      984,375
 2,500,000...............   218,750    437,500    656,250      875,000    1,093,750
 2,750,000...............   240,625    481,250    721,875      962,500    1,203,125
 3,000,000...............   262,500    525,000    787,500    1,050,000    1,312,500

     The Company maintains a retirement income plan (the "Pension Plan") which is a funded, qualified, non-contributory, defined benefit plan that covers most employees including executive officers. The Pension Plan provides benefits based on the participant's highest average salary for five consecutive years within the ten years prior to retirement and the participant's length of service which is generally up to a maximum of 30 years. Benefit amounts will be offset by a portion of the primary Social Security benefit to be received by the participant. A survivor's annuity for the beneficiary of a vested participant is also provided.

     In general, compensation covered by the Pension Plan includes salary and wages, but does not include bonuses, overtime pay, income from exercises of stock options or other unusual or extraordinary compensation. For the executive officers whose compensation is shown in the Summary Compensation Table on page 13, up to $160,000 paid in 1998 and designated as salary in that table is covered by the Pension Plan. Credited years of service under the Pension Plan as of December 31, 1998 were approximately 3 years for Mr. Willes, 6 years for Mr. Unterman, 21 years for Mr. Wright, 5 years for Ms. Junck and 3 years for Ms. Downing.

     The amounts shown in the Pension Plan Table above have been calculated without adjustment for Social Security benefits, and thus may be subject to reduction to recognize primary Social Security benefits to be received by the participant. The amounts shown in the Table above have also been calculated without reference to the maximum limitations ($130,000 in 1998) imposed by the Internal Revenue Code on benefits which may be paid under a qualified defined benefit plan. Optional forms of payment available under the Pension Plan may result in substantially reduced payments to an employee electing such an option.

     In addition to the amounts shown in the above Pension Plan Table, certain active participants employed on March 29, 1985 were eligible for a past service benefit improvement as a single sum equal to 2% of their 1984 base salary (for participants in the Supplemental Executive Retirement Plan (the "SERP"), 2% of their aggregated 1984 base salary and 1984 annual bonus) multiplied by the years of credited service before 1985. This amount will be increased by an amount equal to interest, currently at 7 1/2% per annum, until termination or retirement and then may be paid as a single sum or converted into an equivalent annuity commencing at retirement. The estimated annual past service improvement benefit from the Pension Plan and the SERP for the officers named in the Summary Compensation Table on page 13 and employed by the Company on March 29, 1985 is $9,837 for Mr. Wright.

     The Company also maintains an Employee Stock Ownership Plan (the "ESOP"). Benefits provided by the ESOP are coordinated with benefits provided under the Pension Plan so that benefits payable under the ESOP will be offset against benefits otherwise payable under the Pension Plan. Effective January 1, 1995, the Company discontinued its contributions to the ESOP for plan years after 1994. Certain officers of the Company were eligible to participate in the ESOP and, subject to applicable limitations imposed by the Internal Revenue Code and by the Employee Retirement Income Security Act of 1974 ("ERISA"), will be entitled to receive shares which have been allocated to their accounts and other benefits provided by the ESOP. Estimated individual account balances of Series A and Series C Common Stock (aggregated for each individual) as of December 31, 1998 were as follows: 721 shares for Mr. Unterman and 5,817 shares for Mr. Wright.

     The Company also maintains the SERP to provide retirement benefits for certain officers of the Company designated by the Compensation Committee of the Board of Directors. Participants in the SERP will be entitled to receive vested benefits under the SERP in addition to benefits payable under all other employee benefit plans. Prior to 1998, the Compensation Committee designated all the named officers on page 13 as participants in the SERP.

     Benefits payable under the SERP will be determined in substantially the same manner as under the Pension Plan except that (a) covered compensation includes both base salary and awards under the bonus-incentive program, and (b) the amount payable will be calculated without regard to the provisions of
Section 415 of the Internal Revenue Code or other legal limits on benefits under a qualified pension plan. The SERP provides that each participant will receive benefits under the SERP at least equal to the difference between the amount he or she would have been entitled to receive without regard to the maximum limitations imposed by the Internal Revenue Code and the amount such participant is entitled to receive under the Pension Plan. If a participant dies, his or her beneficiary will be entitled to receive a lifetime annuity equal to approximately one-half the amount the participating officer would have been entitled to receive under the SERP as of the date of the participant's death.

     The SERP is unfunded. Participants become vested under the same schedule as in the Pension Plan or upon a change in control and each such participant will be entitled to receive his or her benefits under the SERP commencing upon retirement, provided that any such benefit commencing prior to age 65 will be actuarially reduced to reflect its commencement prior to age 65.

     The Company has established an ERISA excess retirement plan (the "Excess Plan") to provide pension benefits for certain employees including officers of the Company but excluding participants in the SERP. The Excess Plan provides that each participant will receive benefits under the Excess Plan equal to the difference between the amount he or she would have been entitled to receive without regard to the maximum limitations imposed by the Internal Revenue Code and the amount such participant is entitled to receive under the Pension Plan. Participants will be vested under the Excess Plan under the same vesting provisions as the Pension Plan. The Excess Plan is unfunded.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Four of the Company's present directors (Gwendolyn Garland Babcock, Bruce Chandler, Roger Goodan and Warren B. Williamson) are cousins. Gwendolyn Garland Babcock, Bruce Chandler, Camilla Chandler Frost, Douglas Goodan, William Stinehart, Jr., Judy C. Webb and Warren B. Williamson are the trustees of two trusts known as the "Chandler Trusts." Camilla Chandler Frost and Judy C. Webb are cousins of each of the directors named above (other than Mr. Stinehart). Douglas Goodan is the uncle of Roger Goodan and is the cousin of the other directors named above (other than Mr. Stinehart and Roger Goodan). The trustees (other than Mr. Stinehart) and other of their relatives are beneficiaries of the Chandler Trusts. The Chandler

Trusts, their trustees and the general family group of which they are members may be deemed to be "parents" of the Company within the meaning of the Securities Act of 1933, as amended.

     In August 1997, the Company and the Chandler Trusts consummated a transaction that consisted of two parts. First, the Company and the Chandler Trusts made contributions of assets to a new limited liability company. Second, Chandis Securities Company, a company principally owned by one of the Chandler Trusts, was merged into a subsidiary of the Company.

     In forming the new limited liability company, the Company contributed real property having an appraised value of $226,000,000 and $249,000,000 in cash. The Chandler Trusts contributed approximately 5 million shares of Series A Common Stock, valued at $254,000,000, and $221,000,000 stated value of 8% Series A Preferred Stock. The real property was leased back to the Company under long-term leases and the cash was invested in a portfolio of securities of unrelated issuers. Pursuant to the allocations of the limited liability company, approximately $19,333,000 of the lease payments and $4,261,000 of dividends received on the Company's stock by the limited liability company in 1998 were allocated to the Chandler Trusts.

     As a result of the merger, a subsidiary of the Company became the owner of all of Chandis Securities' assets, including approximately 8.6 million shares of Series A Common Stock, approximately 9.7 million shares of Series C Common Stock, approximately $190,000,000 stated value of 8% Series A Preferred Stock and $21,000,000 of real estate, cash and other miscellaneous net assets. In the merger, the Chandis Securities shareholders received, in exchange for all the outstanding shares of Chandis Securities, 6.6 million shares of Series A Common Stock, 9.7 million shares of Series C Common Stock and an aggregate of $313,000,000 stated value of newly authorized preferred stock. The annual dividend rate of the preferred stock is 5.8% through December 31, 2000 and is subject to possible upward adjustment thereafter in the same proportion as the percentage increase in the Company's annual common stock dividend rate, to a maximum dividend rate of 8.4%.

     The Company entered into an agreement with Mr. Willes when he joined the Company in 1995 relating to the terms of his employment with the Company. Under that agreement, Mr. Willes was to serve as President and Chief Executive Officer until January 1, 1996, and also as Chairman of the Board after that date, at a salary of not less than $750,000 per year and with a target annual incentive bonus of not less than $450,000. The agreement provided for a target deferred cash incentive award of $600,000 for the 1995 through 1997 performance cycle under the Company's 1992 Key Employee Long-Term Incentive Plan, and for the Company to assume various costs and obligations in connection with Mr. Willes' relocation to Los Angeles. Mr. Willes is entitled to participate in retirement, deferred compensation, insurance and other employee benefit programs. Pursuant to an amendment to his agreement effective February 1998, he will receive a supplemental pension benefit so that his total pension benefit from Times Mirror is equal to the greater of (a) the benefit he earns under the SERP determined based on the aggregate of his service with Times Mirror and his former employer (a total of approximately 18 years of service) offset by the benefit he earned under the pension plans maintained by his former employer or (b) the benefit provided under his original agreement, which was the benefit Mr. Willes would have received under the pension plans maintained by his former employer based on his service with Times Mirror and his former employer and his salary with his former employer increased by 5% per year offset by the benefit he actually earned under such pension plans. The agreement further provides that if Mr. Willes terminates employment with the Company prior to age 60 for "good reason" or if his employment is terminated other than for "cause" or disability (as those terms are defined in the agreement), the Company will (i) pay two years' salary and target bonus, (ii) pay Mr. Willes' target annual bonus incentive award for the year of termination, pro rated for the number of months of active employment in such year, (iii) treat such termination as an early termination for purposes of determining benefits under various benefit plans, (iv) seek to have the restrictions on his restricted stock treated according to the terms applicable in situations of early retirement, (v) provide for continued participation and service credit under various retirement, deferred compensation, insurance and other employee benefit programs, and (vi) provide such other benefits as are offered to retiring officers.

     On July 15, 1998, the Company entered into an agreement with Ms. Downing that after she transferred to the Los Angeles Times, the Company would pay her $50,000 per year, less appropriate withholding, to assist her relocation to Southern California. This amount is to be paid to her in an annual lump sum payment for each of the next five years. The first payment was made as of July 1, 1998, and future payments will be made as of the next four anniversaries from that date. These payments will be reduced for appropriate tax withholding but will not be grossed up for taxes. These payments will cease in the event that her employment with the Company terminates during the five-year period.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who beneficially own more than 10% of the Company's Common Stock, to file initial reports of ownership and changes in ownership with the Securities and Exchange Commission. Based on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that all forms were filed in a timely manner during fiscal 1998.

                             REVOCATION OF PROXIES

     Any shareholder may revoke a proxy by delivering a written notice of revocation to the Company's transfer agent, Harris Trust and Savings Bank, P. O. Box 1878, Chicago, Illinois 60690-9312, or to the Secretary of the Company at Times Mirror Square, Los Angeles, California 90053, by executing another proxy bearing a later date, or by voting the shares in person at the meeting of shareholders.

                              2000 ANNUAL MEETING

     Shareholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 must be received by the Company on or before November 27, 1999 to be considered for inclusion in the proxy statement for the 2000 Annual Meeting of Shareholders, which is expected to be held on May 4, 2000. Under the Company's Restated Certificate of Incorporation, any nomination or proposal not submitted pursuant to Rule 14a-8 must be received not before March 5, 2000 and not after April 4, 2000 and must comply with, among other things, the requirements of the Company's Restated Certificate of Incorporation. If the shareholder does not also comply with the requirements of Rule 14a-4 under the Securities Exchange Act of 1934, the Company may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such proposal submitted by a shareholder.

                                    GENERAL

     The cost of soliciting proxies will be borne by the Company. Proxy cards and materials will also be distributed to beneficial owners of stock through brokers, dealers, banks, voting trustees, custodians, nominees and other like parties, and the Company will reimburse such parties for their charges and expenses in connection with the distribution at the rates approved by the New York Stock Exchange. The Company has retained Georgeson & Company Inc. ("Georgeson") to assist in the solicitation of proxies. Georgeson may solicit proxies by mail, telephone, facsimile and personal solicitation, and will request brokerage houses and other nominees, fiduciaries and custodians nominally holding of record shares of Series A and Series C Common Stock to forward proxy soliciting material to the beneficial owners of such shares. The Company will pay Georgeson a fee estimated not to exceed $10,000 plus reimbursement of expenses. In addition, following the original mailing of the proxy soliciting material, directors, officers and regular employees of the Company may solicit proxies by mail, telephone, facsimile and personal solicitation, for which they will receive no additional compensation.

                                          Stephen C. Meier
                                          Secretary
March 26, 1999

                                      LOGO

                                      LOGO
                           Printed on recycled paper.

PROXY                                                                      PROXY

                              [LOGO] TIMES MIRROR

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
             FOR THE ANNUAL MEETING OF SHAREHOLDERS -- MAY 6, 1999

     The undersigned, revoking all prior proxies, hereby appoints Mark H. Willes and Thomas Unterman, or each or either of them, proxies for the undersigned, with full power of substitution, to vote all shares of Series A Common Stock and Series C Common Stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders of The Times Mirror Company to be held in Costa Mesa, California on May 6, 1999 at 10:00 a.m., or at any adjournment or postponement thereof, upon such business as may properly come before the meeting or at any adjournment or postponement thereof including, without limiting such general authorization, the proposals described on the reverse side of this card and in the accompanying proxy statement.

     Unless otherwise specified on the reverse side, this proxy will be voted FOR the election of directors, and FOR ratification of the appointment of Ernst & Young LLP.

                       SERIES A and SERIES C COMMON STOCK

                  (continued and to be signed on reverse side)

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                                  TIMES MIRROR

IMPORTANT: PLEASE MARK BOXES TO GIVE VOTING INSTRUCTIONS (SEE NOTE BELOW) [X]


1. ELECTION OF DIRECTORS -- Nominees:
   CLASS I: 01 - Donald R. Beall, 02 - Sherry L. Lansing,
   03 - Dawn Gould Lepore, 04 - Robert W. Schult and 05 - Warren B. Williamson

   For    Withheld   For All
   All       All     Except        _________________________________
   [ ]       [ ]       [ ]         Nominee Exceptions

2. Ratifying the appointment of           For   Against   Abstain
   Ernst & Young LLP as                   [ ]     [ ]       [ ]
   Independent Auditors for the
   Company and its subsidiaries.

                                        The undersigned agrees that said proxies may vote in accordance with their discretion with respect to any other matters which may properly come before this meeting. Should any nominee for director become unavailable, discretionary authority is conferred to vote for a substitute. The undersigned instructs such proxies to vote as directed on this proxy.

                                        This Proxy should be dated, signed by
                                        the shareholder exactly as printed at
                                        the left and returned promptly in the
                                        enclosed envelope. Persons signing in a
                                        fiduciary capacity should so indicate.


                                        Dated: ___________________________, 1999

                                        ________________________________________
                                        (Signature)

                                        ________________________________________
                                        (Signature if held jointly)


[ ] I PLAN TO ATTEND THE MEETING.
--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

CONTROL NUMBER                                               [LOGO] TIMES MIRROR
[            ]

                               VOTE BY TELEPHONE
                CALL * * TOLL FREE * * ON A TOUCH TONE TELEPHONE
                           1-888-221-0694 -- ANYTIME
                        There is NO CHARGE for this call

Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card, and gives them discretion to vote on such other matters as may properly come before the meeting.

You will be asked to enter a Control Number which is located in the box on the left side of this form. IF YOU ENTER YOUR CONTROL NUMBER, BUT DO NOT MAKE A CHOICE ON ANY ITEM, YOUR SHARES WILL BE VOTED FOR ITEM 1 AND ITEM 2.

OPTION #1: TO VOTE AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS:
PRESS 1

              WHEN ASKED, PLEASE CONFIRM YOUR VOTE BY PRESSING 1.

OPTION #2: IF YOU CHOOSE TO VOTE ON EACH ITEM SEPARATELY, PRESS 0. YOU WILL HEAR THESE INSTRUCTIONS:

     Item 1: To vote FOR ALL nominees, press 1; to WITHHOLD FOR ALL nominees, press 9

             To WITHHOLD FOR AN INDIVIDUAL nominee, Press 0 and listen to the instructions

     Item 2: To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0

              WHEN ASKED, PLEASE CONFIRM YOUR VOTE BY PRESSING 1.
             IF YOU VOTE BY TELEPHONE, DO NOT MAIL BACK YOUR PROXY.
                             THANK YOU FOR VOTING.

PROXY                                                                      PROXY


                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
             FOR THE ANNUAL MEETING OF SHAREHOLDERS -- MAY 6, 1999

TO: Participants in the Times Mirror Savings Plus Plan and The Times Mirror Employee Stock Ownership Plan

     The Times Mirror Savings Plus Plan (the "SPP") and The Times Mirror Employee Stock Ownership Plan (the "ESOP") provide that the Trustee shall vote all shares of Times Mirror Common Stock held in the SPP (including PAYSOP) and all shares allocated to participants' accounts under the ESOP at any meeting of shareholders of the Company in accordance with written instructions from the participants. Please mark your voting instructions for the May 6, 1999 Annual Meeting of Shareholders or any adjournment or postponement thereof in the spaces provided on the reverse side of this card, sign and date the form and return it to the Company's transfer agent in the enclosed postage prepaid envelope. Please return this card promptly.

                                             THE TRUSTEE

     You may receive other instruction cards for shares registered in a different manner. If so, please sign and return all such instruction cards in the enclosed envelope.

                       SERIES A and SERIES C COMMON STOCK

TO: Trustee for the Times Mirror Savings Plus Plan and The Times Mirror Employee Stock Ownership Plan

     Please vote all shares of Times Mirror Series A and Series C Common Stock held in my account under the Times Mirror Savings Plus Plan (including PAYSOP) and all such shares allocated to my account under The Times Mirror Employee Stock Ownership Plan as follows:


                  (continued and to be signed on reverse side)

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
                                  TIMES MIRROR

IMPORTANT: PLEASE MARK BOXES TO GIVE VOTING INSTRUCTIONS (SEE NOTE BELOW) [X]


1. ELECTION OF DIRECTORS -- Nominees:
   CLASS I: 01 - Donald R. Beall, 02 - Sherry L. Lansing,
   03 - Dawn Gould Lepore, 04 - Robert W. Schult and 05 - Warren B. Williamson

   For    Withheld   For All
   All       All     Except        _________________________________
   [ ]       [ ]       [ ]         Nominee Exceptions

2. Ratifying the appointment of           For   Against   Abstain
   Ernst & Young LLP as                   [ ]     [ ]       [ ]
   Independent Auditors for the
   Company and its subsidiaries.

                                        NOTE: Your voting instructions are
                                        solicited for shares in your Savings
                                        Plus Plan account (including PAYSOP) and shares allocated to your account under the ESOP. All such shares will be voted as you direct, but if you fail to return your instructions, your shares held in the ESOP and in the PAYSOP portion of the Savings Plus Plan will be voted by the Trustee. Your shares in the Savings Plus Plan, exclusive of the PAYSOP account, will remain unvoted and will be recorded as abstentions if you fail to return your instructions.


                                        Dated: ___________________________, 1999

                                        ________________________________________
                                        Please sign exactly as imprinted at left


[ ] I PLAN TO ATTEND THE MEETING.
--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

CONTROL NUMBER                                               [LOGO] TIMES MIRROR
[            ]

                               VOTE BY TELEPHONE
                CALL * * TOLL FREE * * ON A TOUCH TONE TELEPHONE
                           1-888-221-0694 -- ANYTIME
                        There is NO CHARGE for this call

Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

You will be asked to enter a Control Number which is located in the box on the left side of this form. IF YOU ENTER YOUR CONTROL NUMBER, BUT DO NOT MAKE A CHOICE ON ANY ITEM, YOUR SHARES WILL BE VOTED FOR ITEM 1 AND ITEM 2.

OPTION #1: TO VOTE AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS:
PRESS 1

              WHEN ASKED, PLEASE CONFIRM YOUR VOTE BY PRESSING 1.

OPTION #2: IF YOU CHOOSE TO VOTE ON EACH ITEM SEPARATELY, PRESS 0. YOU WILL HEAR THESE INSTRUCTIONS:

     Item 1: To vote FOR ALL nominees, press 1; to WITHHOLD FOR ALL nominees, press 9

             To WITHHOLD FOR AN INDIVIDUAL nominee, Press 0 and listen to the instructions

     Item 2: To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0

              WHEN ASKED, PLEASE CONFIRM YOUR VOTE BY PRESSING 1.
             IF YOU VOTE BY TELEPHONE, DO NOT MAIL BACK YOUR PROXY.
                             THANK YOU FOR VOTING.